Exhibit 99.1

First Colombia Signs Memorandum of Understanding  on Nile Mine Project

Zacatecas, Mexico: May 6, 2013: First Colombia Gold (OTC QB : FCGD) announced today it has signed a Memorandum of Understanding (“MOU”) with GMRV, a private company in Montana, for exploration of the Nile Mine project.

The project comprises approximately 55 acres and is located in the Marysville Mining District in Lewis and Clark County. It is comprised of the Nile Mine, a former lead, silver, and gold mine, and the nearby TG placer claim. The Nile Mine is reported to have had production from the 1890’s to the 1940’s, and has underground workings indicating a 90 foot shaft with 300 feet of drifts, as well as an 825 foot crosscut. The TG placer claim has tailings from a former producer with indications of both silver and gold values. Initially, the Company plans to complete initial due diligence and compile historical data. We also plan to commence surface and geological mapping, surface sampling, and conduct metallurgical testing of tailings present on the TG placer claim. Our plans also call for obtaining the required permits for rehabilitation efforts to gain safe access to underground workings, so additional sampling programs will be possible.

The MOU contemplates the signing of a definitive agreement within one hundred and eighty days after initial due diligence and initial exploration have been conducted on the property. After paying all filing fees and fees for consulting time, the contemplated definitive agreement envisages the company acquiring a fifty percent participating interest in the project. First Colombia has agreed to a minimum work commitment in 2013 increasing in 2014 according to requirements of a contemplated definitive agreement, and preparation of an initial exploration plan, referred to above. Further information is available in our 8k filing on this project.

About First Colombia Gold

First Colombia Gold Corp. is company focused on the acquisition, exploration and potential development of prospective gold and silver properties in North and South America. Our strategy is to build a pipeline of gold and silver projects to explore and develop, or enter into joint-ventures. We target projects in historic mining districts with what are believed to have potential for large-scale exploration or relative medium-term production.

Investor Inquiries:

David Kugelman
Atlanta Capital Partners
Telephone: 1-404-856-9157
Toll Free: 1-866-692-6847
Email: dk@atlcp.com

For further information:

Web site: www.FirstColombiaGold.com
Like us on Facebook: https://www.facebook.com/FirstColombiaGoldCorp
Follow us on Twitter: https://twitter.com/FirstColGold

Disclaimer

This release contains forward-looking statements that are based on beliefs of First Colombia Gold Corp. management and reflect First Colombia Gold Corp.'s current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities and Exchange Act of 1934, as amended. When we use in this release, the words "estimate," "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words , or such other variations thereon, or comparable terminology, are all intended to identify forward looking statements. Such statements reflect the current views of First Colombia Corp. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance , or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements. The information contained in this press release is historical in nature, has not been updated, and is current only to the date shown in this press release. This information may no longer be accurate and therefore you should not rely on the information contained in this press release. To the extent permitted by law, First Colombia Corp. and its employees, agents and consultants exclude all liability for any loss or damage arising from the use of, or reliance on, any such information, whether or not caused by any negligent act or omission. This press release incorporates by reference the Company's filings with the SEC including 10k, 10Q, 8K reports and other filings.